EXHIBIT D
Proposed Preliminary Approval Order

[Proposed Order begins on following page.]
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF SOUTH CAROLINA
CHARLESTON DIVISION

IN RE: AQUEOUS FILM-FORMING FOAMS PRODUCTS LIABILITY LITIGATION	MDL No. 2:18-mn-2873-RMG [PROPOSED] PRELIMINARY APPROVAL ORDER FOR SETTLEMENT BETWEEN PUBLIC WATER SYSTEMS AND 3M COMPANY This Order Relates To Case Nos. [CASE NOs.]

Plaintiffs, through Interim Class Counsel, have moved this Court, pursuant to Rule 23(a), (b), and (e) of the Federal Rules of Civil Procedure, for: (1) preliminary approval of the proposed Settlement of this class action lawsuit; (2) preliminary certification, for settlement purposes only, of the Settlement Class; (3) approval of the form of Notice to the Settlement Class; (4) approval of the Notice Plan; (5) appointment of Class Counsel; (6) appointment of Class Representatives; (7) appointment of the Notice Administrator; (8) appointment of the Claims Administrator; (9) appointment of the Special Master; (10) the scheduling of objection, opt-out, and other deadlines; and (11) the scheduling of a Final Fairness Hearing. The Court has reviewed and considered the papers filed in connection with the unopposed motion, all supporting evidence in the record, and the Settlement Agreement entered into between Plaintiffs and Defendant 3M Company (“3M” or “Defendant”) (Dkt. No. [preliminary approval motion].)

This Preliminary Approval Order incorporates by reference the definitions in the proposed Settlement Agreement. All capitalized terms used in this Order that are defined in the Settlement Agreement shall have the same meanings as set forth in that Agreement.
NOW, THEREFORE, the Court having reviewed and considered the proposed Settlement, the documents filed in connection with the motion, and supporting evidence, and good cause appearing,
IT IS HEREBY ORDERED:
Plaintiffs’ unopposed motion to (1) preliminarily approve the proposed Settlement of this class action lawsuit; (2) preliminarily certify, for settlement purposes only, the Settlement Class; (3) approve the form of Notice to the Settlement Class; (4) approve the Notice Plan; (5) appoint Class Counsel; (6) appoint and designate Plaintiffs the City of Camden Water Services; City of Brockton; City of Sioux Falls; California Water Service Company; City of Delray Beach; Coraopolis Water & Sewer Authority; Verona; Dutchess County Water and Wastewater Authority and Dalton Farms Water System; South Shore; City of Freeport; Martinsburg Municipal Authority; Seaman Cottages; Village of Bridgeport; City of Benwood; Niagara County; City of Pineville; City of Iuka; and City of Amory as Class Representatives; (7) appoint the Notice Administrator; (8) appoint the Claims Administrator; (9) appoint the Special Master; (10) set objection, opt-out, and other deadlines; and (11) set a schedule for a Final Fairness Hearing is hereby GRANTED. The proposed Settlement shall be submitted to Class Members for their consideration and for a Final Fairness Hearing pursuant to Rule 23(e), as provided below.
I.    Preliminary Settlement Approval
The proposed Settlement satisfies the Rule 23 criteria for preliminary approval for the following reasons:

(a) The proposed Settlement is the product of intensive, arm’s-length, non-collusive negotiations overseen by the Court-appointed mediator, the Honorable Layn Phillips; has no obvious deficiencies; does not improperly grant preferential treatment to the Class Representatives; and is sufficiently fair, reasonable, and adequate to justify notice to those affected, along with an opportunity to be heard, pursuant to Federal Rule of Civil Procedure 23(a), (b) and (e);
(b) The proposed Settlement substantially fulfills its purposes and objectives, and provides benefits to Class Members, without the costs, risks, and delays of further litigation at the trial and appellate levels, and does not require a finding or admission of liability for 3M;
(c) The proposed Notice Plan submitted to the Court constitutes the best notice practicable under the circumstances and is reasonably calculated under the circumstances to provide individual notice to all known Class Members and all Class Members that can be identified through reasonable efforts;
(d) The negotiations culminating in the proposed Settlement occurred at arm’s length, were the product of sufficient investigation and discovery, and involved counsel for Plaintiffs who are experienced in similar litigation. Interim Class Counsel believe this is a fair, reasonable, and adequate resolution of Class Members’ Released Claims;
(e) The proposed Settlement does not disclose grounds to doubt its fairness or other obvious deficiencies, such as unduly preferential treatment of the Class Representatives or any other Class Members, or excessive compensation for Class Counsel, and appears to fall within the range of possible approval.
II.    Preliminary Certification of Settlement Class
The proposed Settlement Class, for settlement purposes only, is defined as, “[e]very Active Public Water System in the United States of America that—(a) has one or more Impacted

Water Sources as of the Settlement Date; or (b) does not have one or more Impacted Water Sources as of the Settlement Date, and (i) is required to test for certain PFAS under UCMR-5, or (ii) serves more than 3,300 people, according to SDWIS.” (Dkt. No. [Settlement] at ¶ 5.1.)
Each Active Public Water System that qualifies as a member of the proposed Settlement Class is either a “Phase One Eligible Claimant” or a “Phase Two Eligible Claimant,” but cannot be both. (Dkt. No. [Settlement] at ¶ 5.2.) A “Phase One Eligible Claimant” is defined as “an Eligible Claimant with one or more Impacted Water Sources as of the Settlement Date.” (Dkt. No. [Settlement] at ¶ 2.24.) A “Phase Two Eligible Claimant” is defined as “an Eligible Claimant that does not have one or more Impacted Water Sources as of the Settlement Date.” (Dkt. No. [Settlement] at ¶ 2.24.) Any Eligible Claimant misidentified as a Phase One Eligible Claimant or Phase Two Eligible Claimant must promptly notify 3M, Class Representatives, and the Special Master of this misidentification.
The following entities are excluded from the putative class: the Public Water Systems “associated with a specific PFAS-manufacturing facility owned by 3M,” as set forth in Exhibit G to the Settlement Agreement (Dkt. No. [Exhibit G to the Settlement]); “[a]ny Public Water System that is owned by a state government, is listed in SDWIS as having as its sole ‘Owner Type’ a ‘State government,’” as set forth in Exhibit H to the Settlement Agreement1 (Dkt. No. [Exhibit H to the Settlement]), “and lacks independent authority to sue and be sued”; “[a]ny Public Water System that is owned by the federal government, is listed in SDWIS as having as its sole ‘Owner Type’ the ‘Federal government,’” as set forth in Exhibit I to the Settlement Agreement (Dkt. No. [Exhibit I to the Settlement]), “and lacks independent authority to sue and be sued”; the “Public Water Systems that are listed in Exhibit J to the Settlement Agreement and have prev
1 SDWIS is defined as the “U.S. EPA Safe Drinking Water Information System Federal Reporting Services system, as of the Settlement Date.” (Dkt. No. [Settlement] at __ ¶ 2.62.)

iously settled their PFAS-related Claims against 3M” as set forth in Exhibit J to the Settlement Agreement (Dkt. No. [Exhibit J to the Settlement]); and “[a]ny privately owned well that provides water only to its owner’s (or its owner’s tenant’s) individual household and any other system for the provision of water that is not a Public Water System.” (Dkt. No. [Settlement] at ¶ 5.1.)
For purposes of the proposed Settlement, “Public Water System” is defined as:
a system for the provision to the public of water for human consumption through pipes or other constructed conveyances, if such system has at least fifteen (15) service connections or regularly serves an average of at least twenty-five (25) individuals daily at least sixty (60) days out of the year, consistent with the use of that term in the Safe Drinking Water Act, 42 U.S.C. § 300f(4)(A), and 40 C.F.R. Part 141. The term “Public Water System” includes (i) any collection, treatment, storage, and distribution facilities under control of the operator of such system and used primarily in connection with such system, and (ii) any collection or pretreatment storage facilities not under such control which are used primarily in connection with such system. Solely for purposes of this Settlement Agreement, the term “Public Water System” refers to a Community Water System of any size or a Non-Transient Non-Community Water System that serves more than 3,300 people, according to SDWIS; or any Person (but not any financing or lending institution) that has legal authority or responsibility (by statute, regulation, other law, or contract) to fund or incur financial obligations for the design, engineering, installation, operation, or maintenance of any facility or equipment that treats, filters, remediates, or manages water that has entered or may enter Drinking Water or any Public Water System; but does not refer to a Non-Transient Non-Community Water System that serves 3,300 or fewer people, according to SDWIS, or to a Transient Non-Community Water System of any size. It is the intention of this Agreement that the definition of “Public Water System” be as broad, expansive, and inclusive as possible.

(Dkt. No. [Settlement] at ¶ 2.54.) “Impacted Water Source” is defined as “a Water Source that has a Qualifying Test Result showing a Measurable Concentration of PFAS.” (Dkt. No. [Settlement] at ¶ 2.30.)
For purposes of the proposed Settlement only (and without addressing the merits of Plaintiffs’ claims or Defendant’s defenses), the Court preliminarily finds that the requirements of Federal Rule of Civil Procedure 23(a) and (b)(3) have been met and that it will likely be able to certify the proposed Settlement Class insofar as:

(a) The Class Members are ascertainable from the reasonably accessible records available to Class Counsel and Defendant.
(b) The Class Members are so numerous that joinder before the Court would be impracticable. The Court therefore preliminarily finds that the numerosity requirement of Fed. R. Civ. P. 23(a)(1) is satisfied for settlement purposes only.
(c) Plaintiffs have alleged one or more questions of fact and law common to the proposed Settlement Class. Accordingly, based upon these allegations, the Court preliminarily finds that the commonality requirement of Fed. R. Civ. P. 23(a)(2) is satisfied for settlement purposes only.
(d) Plaintiffs have alleged that Defendant engaged in misconduct uniformly affecting Class Members. Based upon these allegations, the Court preliminarily finds that the claims of the proposed Class Representatives are typical of the claims of the Class Members, and that the proposed Class Representatives, along with Class Counsel, will fairly and adequately protect the interests of the Class Members. Accordingly, the Court preliminarily finds that the typicality and adequacy requirements of Fed. R. Civ. P. 23(a)(3) and (4) are satisfied for settlement purposes only.
(e) The Court preliminarily finds, for settlement purposes only, that questions of law or fact common to the Class Members predominate over questions which individually affect Class Members and that a class action resolution in the manner proposed in the Settlement would be superior to other available methods for a fair and efficient adjudication of the action. Accordingly, the Court preliminarily finds that the requirements of Fed. R. Civ. P. 23(b)(3) are satisfied for settlement purposes only.

(f) The Court does not address or make findings as to whether the Settlement Class may be certified for any purpose other than for effectuating the proposed Settlement.
Based on the preliminary findings set forth directly above, the Court preliminarily certifies the Settlement Class under Fed. R. Civ. P. 23(b)(3).
III.    Notice
The Court approves, as to form and content, the proposed Notice set forth in Exhibit B to the Settlement Agreement, and the proposed Summary Notice set forth in Exhibit M to the Settlement Agreement (Dkt. No. __ at Section 8 [Settlement]; Dkt. No. __ [Notice]; Dkt. No. __ [Summary Notice].) The Court finds that these forms of notice provide Class Members with access to all information necessary to make an informed decision regarding the fairness of the proposed Settlement.
The Court also approves the proposed Notice Plan set forth in Exhibit C to the Settlement Agreement. The Court finds that the proposal for (i) direct mailing of the Notice, as well as emailing of the Summary Notice, to each known Class Member, (ii) personalized outreach to national and local water organizations, (iii) national publication of the Summary Notice and a media campaign targeting all Active Public Water Systems that may potentially meet the qualifications to become Class Members, and (iv) a website that potential Class Members will be directed to displaying a long-form Notice that sets forth the details of the proposed Settlement and provides a toll-free hotline, meets the requirements of Rule 23 and due process and shall constitute due and sufficient notice to all Persons potentially entitled to participate in the proposed Settlement. The proposed Notice Plan is the best practicable notice under the circumstances of this case; is reasonably calculated under the circumstances to apprise potential Class Members of the

Settlement Agreement and of their right to object to or exclude themselves from the proposed Settlement Class; is reasonable and constitutes due, adequate, and sufficient notice to all Persons entitled to receive it; and meets all applicable requirements of Federal Rule of Civil Procedure 23, the United States Constitution, and other applicable laws and rules.
No later than fourteen days after entry of this Preliminary Approval Order (the “Notice Date”), the Notice Administrator shall begin implementing the proposed Notice Plan. Notice, substantially in the forms attached as Exhibits B and M to the Settlement Agreement, shall be sent to potential Class Members pursuant to the approved Notice Plan.
IV.    Objections and Opt-Outs
A.    Objections
Any Eligible Claimant that wishes to object to the proposed Settlement or an award of fees or costs to Class Counsel must file a written, signed statement designated “Objection” with the Clerk of the Court and provide service on 3M and Class Counsel in accordance with Federal Rule of Civil Procedure 5. Any Eligible Claimant that wishes to object to the proposed Settlement must file and serve its Objections no later than ________, 2023. Any objector may file an Objection on its own or through an attorney hired at its own expense. If an objector hires an attorney to represent it in connection with filing an Objection to the proposed Settlement, the attorney must serve on Class Counsel and 3M’s Counsel and file with the Court a Notice of Appearance with the Clerk of Court no later than ________, 2023.
All Objections must certify, under penalty of perjury and in accordance with 28 U.S.C. § 1746, that the filer has been legally authorized to object on behalf of the Eligible Claimant and must provide: (1) an affidavit or other proof of the Eligible Claimant’s standing; (2) the name, address, telephone and facsimile number, and email address (if available) of the filer and the Eligible Claimant; (3) the name, address, telephone and facsimile number, and email address (if available) of any counsel representing the Eligible Claimant; (4) all Objections asserted by the Eligible Claimant and the specific reason(s) for each Objection, including all legal support and evidence the Eligible Claimant wishes to bring to the Court’s attention; (5) an indication of whether the Eligible Claimant wishes to appear at the Final Fairness Hearing; and (6) if an Eligible Claimant does wish to appear at the Final Fairness Hearing, all witnesses the Eligible Claimant may call to testify. Any objector whose Objection fails to comply with any of these provisions shall waive and forfeit any and all rights that it may otherwise have to appear at the Final Fairness Hearing and/or to object to the proposed Settlement and shall be bound by all terms of the proposed Settlement and all its proceedings, Orders, and Judgments.
Only an objector who files and serves written Objections may, at the Court’s discretion, appear at the Final Fairness Hearing, either in person or through an attorney hired at the objector’s own expense, to object to the fairness, reasonableness, or adequacy of the Settlement.
An Eligible Claimant that files an Objection may not opt out of the proposed Settlement.
B.    Opt Outs
Any Eligible Claimant that wishes to opt out of the proposed Settlement must serve a written, signed “Opt Out” statement—designated a “Request for Exclusion” under the Settlement Agreement—on the Notice Administrator, the Special Master, the Claims Administrator, 3M’s Counsel, and Class Counsel pursuant to the procedure for Requests for Exclusion set forth in the Settlement Agreement. Dkt. No. [Settlement] at ¶ 8.5.
The Request for Exclusion must certify, under penalty of perjury and in accordance with 28 U.S.C. § 1746, that the submitting individual has been legally authorized to exclude the

Eligible Claimant from the Settlement and must: (1) provide an affidavit or other proof of the Eligible Claimant’s standing; (2) provide submitting individual’s name, address, telephone and facsimile number, and email address (if available); (3) include the Eligible Claimant’s name, address, telephone number, and e-mail address (if available); and (4) be received by the Court no later than the Opt Out deadline of ________, 2023.
Any Eligible Claimant that elects to opt out of proposed Settlement may withdraw its Request for Exclusion at any time prior to the Final Fairness Hearing and thereby accept all terms of the Settlement Agreement. An Eligible Claimant that elects to opt out may not thereafter file an Objection, whether or not it withdraws its Request for Exclusion.
Upon the date of Final Judgment, Class Members that have not filed a timely Request for Exclusion shall be bound by all terms of the proposed Settlement, including the Release defined in Section 11 of the Settlement Agreement and all proceedings, Orders, and Judgments related to the proposed Settlement, even if the Class Member has pending, or subsequently initiates, litigation, arbitration, or any other action against any or all of the Released Parties relating to the Released Claims under the Settlement.
V.    Class Representation, Class Counsel
For the purposes of the Settlement, the Court appoints and approves:
(a)    As Class Representatives, the City of Camden Water Services (New Jersey); City of Brockton (Massachusetts); City of Sioux Falls (South Dakota); California Water Service Company (California); City of Delray Beach (Florida); Coraopolis Water & Sewer Authority (Pennsylvania); Verona (New Jersey); Dutchess County Water and Wastewater Authority and Dalton Farms Water System (New York); South Shore (Kentucky); City of Freeport (Illinois); Martinsburg Municipal Authority (Pennsylvania); Seaman Cottages (Vermont); Village of Bridgeport (Ohio); City of

Benwood (West Virginia); Niagara County (New York); City of Pineville (Louisiana); City of Iuka (Mississippi); and City of Amory (Mississippi); and
(b)    As Class Counsel, Michael A. London and the law firm of Douglas & London, P.C., Scott Summy and the law firm of Baron & Budd, P.C., Paul J. Napoli and the law firm of Napoli Shkolnik, and Elizabeth A. Fegan and the law firm of Fegan Scott LLC.
As to Class Counsel, the Court has reviewed their qualifications and finds that their collective experience, knowledge of the law, and available resources support the conclusion that they will fairly and adequately represent the Class Members’ interests. (Dkt. Nos. __, __, __) [Exs. to Mot. ISO Prelim. Approval re: credentials of class counsel, notice admin., claims admin.]
For purposes of the proposed Settlement, the Court also appoints and approves:
a)    As Notice Administrator, Steven Weisbrot;
b)    As Claims Administrator, Dustin Mire; and
c)    As Special Master, Matthew Garretson.
Although the Court declines at this point to appoint a Special Master in addition to Matthew Garretson, the Court notes that the proposed Settlement requires the Parties to select a retired judge to serve as a Special Master for the purpose of resolving disputes that Class Counsel and 3M may identify, including but not limited to disputes about the timing or amount of 3M’s payments under Phase Two of the Settlement, and instructs that such Person shall be treated as the “Special Master” under the proposed Settlement for those disputes that he or she is called upon to resolve. The proposed Settlement requires Class Counsel and 3M to request that the Court formally appoint a retired judge selected jointly by Class Counsel and 3M to serve in that capacity and provides that, in the event that Class Counsel and 3M cannot reach agreement on the identity of the retired judge, Class Counsel and 3M must work with the MDL mediator to reach agreement or, failing that, must request that the Court appoint a retired judge to serve in that capacity. The Parties shall fulfill their obligations for selecting the retired judge so that the Court may appoint that Person to serve in the referenced capacity before any dispute could arise impacting the timing or amount of 3M’s payments under Phase Two.
VI.    Final Approval
The Court will hold the Final Fairness Hearing pursuant to Rule 23(e) of the Federal Rules of Civil Procedure on ___________, 2023, at the United States District Court for the District of South Carolina, Charleston Federal Courthouse, 85 Broad Street, Charleston, South Carolina 29401. The Final Fairness Hearing will be held to determine whether the Settlement Class should be finally certified as a class for settlement purposes only, to determine finally whether the proposed Settlement is fair, reasonable, and adequate and should be granted final approval by the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, to consider Class Counsel’s petition for an award of attorneys’ fees and/or litigation expenses, and to rule upon other such matters as the Court may deem appropriate.
Class Counsel shall serve on all counsel of record at or before the Final Fairness Hearing any further documents in support of the Settlement, including responses to any papers filed by Class Members and/or their counsel.
Class Counsel shall file all briefs, memoranda, petitions, and affidavits in support of a petition for an award of attorneys’ fees and/or litigation expenses not less than twenty (20) calendar days before the Final Fairness Hearing. Any briefs or memoranda in response to Class Counsel’s motion or petition shall be filed within X days thereafter. No later than seven (7) calendar days before the Final Fairness Hearing, Class Counsel shall file any briefs or memoranda in response to Objections to the Settlement or to the petition for attorneys’ fees.

Plaintiffs shall file any motion for final approval and supporting briefs, memoranda, exhibits, and affidavits not less than twenty (20) calendar days before the Final Fairness Hearing. Any briefs or memoranda in response to the motion for final approval shall be filed within X days thereafter. No later than seven (7) calendar days before the Final Fairness Hearing, the Parties shall file any reply briefs or memoranda in support of the motion for final approval.
The Court may, for good cause, adjourn the Final Fairness Hearing or extend any of the deadlines set forth in this Order without further notice to Class Members.
VII.    Termination of Settlement
The Court recognizes that the Settlement contains express provisions concerning termination of the Settlement. Nothing in this Order is intended to modify or negate the express terms of the Settlement.
If at any time the Settlement fails, the Parties shall promptly notify the Court. The Court will then decide whether to modify the schedule to allow the Parties additional time in which to negotiate a new settlement, or set a schedule for further proceedings.
If the Settlement is disapproved or terminated in accordance with the terms of the Settlement, the Settlement (except those provisions that, by their terms, expressly survive disapproval or termination of the Settlement) shall have no force or effect, and all negotiations, proceedings, and statements made in connection therewith shall be without prejudice to the right of any Persons, and the Parties to the Settlement Agreement shall be restored to their respective positions existing prior to execution of the Settlement Agreement, preserving all their respective claims and defenses.

IT IS SO ORDERED this [DATE].

s/
Richard Mark Gergel
United States District Judge
Charleston, South Carolina
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